=================================================================


                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                     ---------------------------

                              FORM N-8A
                     NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF
                  THE INVESTMENT COMPANY ACT OF 1940

                      --------------------------

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            DECS TRUST III
                            --------------
                                 Name

                        c/o Smith Barney Inc.
                         388 Greenwich Street
                       New York, New York 10013
               (No. and Street, City, State, Zip Code)

        Telephone Number, including Area Code: (212) 816-6000

          Name and address of agent for service of process:

                           Mark J. Amrhein
                          Smith Barney Inc.
                         388 Greenwich Street
                       New York, New York 10013

                      --------------------------

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES   [X]            NO   [ ]

                              SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 23rd day of January, 1998.

                                    DECS TRUST III


                                    By: /s/ Michael E. Sherman
                                       --------------------------
                                          Michael E. Sherman,
                                          Trustee

Attest:

Sworn to before me this
23rd day of January, 1998

/s/ Eric Ortman
   -----------------------
     Notary Public


=================================================================